Exhibit 99.2

Reconciliation of non-GAAP financial information

The investor presentation included in this Form 8-K as exhibit 99.1 includes certain information not prepared in accordance with generally accepted accounting principals (“GAAP”). Non-GAAP information includes items such as operating earnings and certain ratios based on operating earnings.

Operating earnings are net income adjusted to exclude the results of certain significant transactions or events not representative of on-going operations (“non-operating items”). Management believes operating earnings assists the investor in understanding the impact of acquisition activity on reported results. The following reconciles GAAP net income to operating earnings for the time periods presented in the investor presentation.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2003
Net income	$36,071	$37,510	$41,568	41,468	156,617
Merger integration and restructuring		3,486		1,091	4,577
Non-operating gains				(934)	(934)
Tax effect		(1,220)		(55)	(1,275)

After tax non-operating items	—	2,266	—	102	2,368

Operating earnings	$36,071	$39,776	$41,568	$41,570	$158,985

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2002
Net income	$33,938	$33,033	$29,123	$31,713	$127,807
Merger integration and restructuring	4,784		5,652		10,436
Tax effect	(1,674)		(1,978)		(3,652)

After tax non-operating items	3,110	—	3,674		6,784

Operating earnings	$37,048	$33,033	$32,797	$31,713	$134,591

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2001
Net income	$28,837	$29,232	$30,653	$31,941	$120,663
Merger integration and restructuring	(633)			60	(573)
Tax effect	221			(21)	200

After tax non-operating items	(412)	—	—	39	(373)

Operating earnings	$28,425	$29,232	$30,653	$31,980	$120,290

Operating earnings is used as the numerator to calculate operating return on average assets, operating return on average equity and operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator of the operating efficiency ratio disclosed in the investor presentation. The comparable information on a GAAP basis is also provided in the tables.

	For the Year Ended December 31,
	2002	2003
Return on average assets	1.29%	1.29%
Return on average equity	17.67%	17.23%
Efficiency ratio	50.43%	53.55%
Diluted earnings per share	$1.52	$1.73

The efficiency ratio calculated on a GAAP basis for each quarter presented in the investor presentation is as follows:

3Q’02	4Q’02	1Q’03	2Q’03	3Q’03	4Q’03
52.81	54.39	52.82	55.42	54.03	51.83

GAAP diluted earnings per share for each quarter presented in the investor presentation is as follows:

1Q’03	2Q’03	3Q’03	4Q’03
$.41	$.42	$.46	$.45

1Q’02	2Q’02	3Q’02	4Q’02
$.38	$.35	$.40	$.39

1Q’01	2Q’01	3Q’01	4Q’01
$.35	$.35	$.37	$.39